Exhibit 16.1

T. Alan Walls, CPA, P.C.

207 Boon Street, Suite 100

Johnson City, Tennessee 37604

Telephone: (423) 854-9908

November 22, 2004

U. S. Securities and Exchange Commission

450 5th Street, NW

Washington, D.C. 20549

Gentlemen:

On November 21, 2004, this firm received a draft copy of Form 10-QSB for the quarterly period ended September 30, 2004, to be filed by Bad Toys Holdings, Inc. (the “Company”) (Commission File No. 00-50059) wherein the Company disclosed under Part II, Item 5, “Change in the Company’s Certifying Accountant,” the resignation of the undersigned as the Company’s auditor. After reviewing the draft of the Company’s Form 10-QSB, I have no disagreements with the statements made therein.

Yours truly,

/s/ T. Alan Walls
T. Alan Walls, CPA, P.C.
Johnson City, Tennessee